Exhibit No. EX-99(h)(10)

                              FEE WAIVER AGREEMENT

                        GARTMORE VARIABLE INSURANCE TRUST


         FEE WAIVER AGREEMENT, effective as of May 1, 2006 by and between GARTMORE SA CAPITAL TRUST (the "Service Provider") and GARTMORE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the "Trust"), on behalf of each of the funds listed on Exhibit A (each, a "Fund").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end management company of the series type, and each Fund is a separate series of the Trust; and

         WHEREAS, the Trust and the Service Provider have entered into an Master-Feeder Services Agreement (the "Services Agreement"), pursuant to which the Service Provider renders Master-Feeder Services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

         WHEREAS, the Trust and the Service Provider have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

         NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver Amount:

         1.1 The Service Provider shall waive 0.15% of the fees charged under the Services Agreement until at least May 1, 2007.

2. Term and Termination of Agreement:

         2.1 This Agreement shall initially continue until May 1, 2007 for any Fund covered by the Agreement and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees").

3. Miscellaneous:

         3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

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         3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Master-Feeder Services fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Services Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Services Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                            GARTMORE VARIABLE INSURANCE TRUST


                            By: /s/ James Bernstein
                                -----------------------------------------------
                            Name: James Bernstein
                            Title: Assistant Secretary

                            GARTMORE SA CAPITAL TRUST


                            By: /s/ Gerald J. Holland
                                -----------------------------------------------
                            Name: Gerald J. Holland
                            Title: Senior Vice President

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                                    EXHIBIT A
                     to the Expense Waiver Agreement between
        GARTMORE VARIABLE INSURANCE TRUST and GARTMORE SA CAPITAL TRUST

                                   May 1, 2006



         Name of Fund                                         Expense Waivers

         American Funds GVIT Growth Fund                           0.15%
         American Funds GVIT Global Growth Fund                    0.15%
         American Funds GVIT Asset Allocation Fund                 0.15%
         American Funds GVIT Bond Fund                             0.15%









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*Effective until at least May 1, 2007. These expense waivers may be revised to decrease the waivers after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the waivers at any time if mutually agreed upon by the parties.